Exhibit 99.1

AlphaRx and Proprius Pharmaceuticals Announce Top Line Results from Indaflex™ Phase II Study in Canada

Monday, May 14, 2007

MARKHAM, Ontario and SAN DIEGO, California – AlphaRx Inc. (OTCBB: ALRX) and Proprius Pharmaceuticals, Inc. today announced top line results from the Indaflex™ 2.5% Topical Indomethacin Cream exploratory phase II clinical trial in osteoarthritis (OA) of the knee (INDF-200). The proof of concept study was initiated in September 2005 by AlphaRx, and was performed in Canada.

The randomized double-blind placebo and vehicle controlled trial, which included a six week treatment period, was conducted in 233 patients with OA of the knee. The primary endpoints used in the trial were the change from baseline to week six in the global Western Ontario and McMaster Universities Osteoarthritis Index (WOMAC) score and the subject’s global assessment of efficacy. While the trial did not meet its primary endpoints, subgroup analyses of patients with moderate to severe pain and more impaired physical function at baseline showed positive trends in patients treated with Indaflex™ as compared to patients treated with either placebo or vehicle. Indaflex™ was demonstrated to be safe and well tolerated.

"We are encouraged by the results of this first human efficacy trial comparing Indaflex™ to both placebo and vehicle," said Michael J. Walsh, President & CEO of Proprius Pharmaceuticals. "The data point to the promise of Indaflex™ as a very well tolerated and safe topical NSAID product candidate, with potential for efficacy in treating moderate to severe pain and improving function for patients suffering from osteoarthritis of the knee. The knowledge gained from this proof of concept study has provided important insights on appropriate pivotal trial design. We are eager to discuss our findings with the Food and Drug Administration, and advance Indaflex into registration trials."

Dr. Lee S. Simon, a Rheumatologist and former Director of the Food and Drug Administration’s Analgesic, Anti-Inflammatory and Ophthalmic Drug Products Division, and a consultant to the companies, commented, "The results of this initial clinical trial provide supportive evidence for the efficacy and safety of Indaflex™. This therapeutic product candidate has the potential to fulfill the need for an effective, tolerable and safer alternative to either oral non-selective NSAIDs or COX-2 selective inhibitors for the treatment of osteoarthritis of the knee, as well as other diseases and disorders which are associated with localized pain and inflammation."

About Indaflex™

Indaflex™ is a topical NSAID (Non-Steroidal Anti-Inflammatory Drug) formulation in clinical development for the reduction of signs and symptoms associated with OA of the knee. Arthritis is the most common chronic disease in North America and afflicts an estimated 10% of the world’s population. The active ingredient in Indaflex™, indomethacin, has a long-standing and proven clinical treatment record. Delivered through the skin using a proprietary nanoparticle technology developed by AlphaRx, the companies believe Indaflex™ will have an attractive efficacy, safety and tolerability profile in comparison to oral treatments and other topical preparations. Proprius Pharmaceuticals acquired the exclusive global rights to Indaflex™ (with the exception of Asia and Mexico) in April 2006.

About AlphaRx Inc.

AlphaRx is a clinical stage pharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs that are insoluble or poorly soluble in water or have yet to be administrable to the human body with an acceptable delivery method. The Company’s product candidates address various pharmaceutical markets, including arthritis, tuberculosis, ocular infection and inflammation, pneumonia and sepsis.

About Proprius Pharmaceuticals, Inc.

Proprius Pharmaceuticals is a specialty pharmaceutical company that develops and markets personalized medicine solutions in rheumatology and autoimmune diseases. This novel combination of proprietary pharmaceuticals and diagnostic services provides a strategic and differentiated approach to commercialization. Proprius is a privately-held, venture-backed company.

Forward Looking Statements:

This release contains forward-looking statements within the meaning and pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995 and involve risks and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product development and acceptance, manufacturing, competition, regulatory and/or other factors, which are outside the control of the companies.

For more information, please contact:

For AlphaRx Inc.:
Agora Investor Relations Corp.
Web: http://www.agoracom.com
E-mail: ALRX@Agoracom.com

For Proprius Pharmaceuticals, Inc.:
Michael J. Walsh, President & CEO
Web: http://www.propriuspharma.com
E-mail: mwalsh@propriuspharma.com